Exhibit 99.1

Bulldog Technologies Announces $1.4 Million Purchase Order

to Ship Products into Latin America

Ecuador Based Value Added Reseller Commits to Purchase of $1.4 Million of RoadBOSS GTS Hardware and Related Services Over Next 24 Months

RICHMOND, British Columbia, April 4, 2006 -- Bulldog Technologies Inc. (OTC.BB: BLLD), a leading provider of wireless security solutions and sensor networks that monitor, track and secure assets in the global supply chain, today announced the execution of a Value-Added Reseller (“VAR”) Agreement with Smart Cargo Soluciones Integrales Cia LTDA (“Smart Cargo”). Smart Cargo, which provides integrated cargo security solutions designed to minimize the risks associated with the security of unattended cargo in Ecuador, has committed to purchase $1.4 million of the Company’s RoadBOSS GTS hardware and associated airtime services over the next 24 months beginning in April 2006.

The RoadBOSS GTS Global Tracking Seal is a GPS location device, using an ultra sensitive GPS receiver coupled with GSM/GPRS cellular communications, which gives instant remote notification of seal tampering and potential cargo loss to remote users. Seals, bars and locks typically provide only tamper evidence and minimal security. Using real-time web hosted event monitoring, the RoadBOSS GTS communicates via cellular network to instantly alert security personnel of a theft in progress.

Enrique Ycaza, General Manager of Smart Cargo, stated, “Due to the high rate of theft in Ecuador, specifically during the transportation of cargo, we have chosen the RoadBOSS GTS as our primary security solution. We are pleased to be a Bulldog VAR and believe the Company’s products could have a positive impact on cargo security in the Ecuadorian Market. Bulldog’s unique technology should provide our strategically focused customers with an added benefit in their efforts to improve cargo security and minimize theft.”

Mr. John M. Cockburn, President and CEO of Bulldog Technologies, Inc., commented, “We are pleased with this first important order received from Smart Cargo. We chose Smart Cargo as a VAR due to their strength in the Ecuadorian markets, and their strategic alliance with Cotecna Inspections SA, an international provider of inspection and tracking services with 11 offices and 280 employees in Ecuador. Over the past several months we have focused our efforts in creating awareness of Bulldog’s cargo security products in Europe, North America and Latin America. Ecuador is one of the top 15 container ports in Latin America and this alliance with Smart Cargo to distribute our products and services in Ecuador should provide us with a springboard, enabling the development of this market opportunity for cargo security products in Latin America.”

Bulldog’s management will join representatives of Smart Cargo in Guayaquil and Quito, Ecuador on May 3rd and 4th to introduce the BOSS products and discuss cargo security solutions, increased supply chain visibility and efficiencies, and the profitability in employing these solutions. The Company expects over 400 guests, including logistics executives of the main import and export companies in the Ecuadorian coastal regions and highlands.

About Bulldog Technologies

Bulldog designs, engineers, manufactures and distributes its patented and FCC-certified wireless Bulldog Online Security Solutions (BOSSTM) cargo security and tracking devices. BOSS products are used by our customers to protect, manage and recover cargo in their supply chains. With RFID technology added to our existing technology, Bulldog is uniquely positioned to be one of the leaders in worldwide cargo security solutions. The Company has the ability to offer substantial assistance to corporations, governments and law enforcement agencies in maintaining the integrity and trackability of cargo and containers as they enter or exit sovereign territory, are processed and re-distributed to final destinations. The Company’s vision is "to provide unique and innovative wireless cargo security solutions for the transportation and container industry," aiming to contribute in the reduction of the $50 billion in reported cargo theft annually.

For further details on Bulldog Technologies Inc. and its products, please visit the Company’s website at www.bulldog-tech.com

This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements describe future expectations, plans, results, or strategies and are generally preceded by words such as "future", "plan" or "planned", "will" or "should", "expected", "anticipates", "draft", "eventually" or "projected". You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements, including the risks that our products may not achieve customer acceptance or that they will not perform as expected, that customer trials will not lead to future sales, and other risks identified in our annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and Bulldog Technologies Inc. undertakes no obligation to update such statements.

Press Contact:

Bulldog Technologies Inc.
Jan Roscovich
(604) 271-8656

jroscovich@bulldog-tech.com